UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 13, 2005
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2005, the Board of Directors of Community Bancorp. (the "Company") took the following actions relating to director and executive officer compensation arrangements, after consideration of the impact on such arrangements of the federal American Jobs Creation Act of 2004 and implementing regulations of the Internal Revenue Service ("IRS") (together, the "AJCA") applicable to deferred compensation arrangements:

Directors' Deferred Compensation Plan. Deferrals under this plan were suspended during 2005 pending issuance of guidance from the IRS under the AJCA. The IRS issued such guidance in September, 2005. At its December 13 meeting, the Board approved resumption of elective deferrals under the plan by eligible directors beginning January 1, 2006, subject to compliance with applicable provisions of the AJCA. In accordance with the AJCA, elections to defer 2006 directors fees must be made on or before December 31, 2005. The plan document will be amended to comply with the provisions of the AJCA on or before December 31, 2006. Pending such amendment, the plan will be administered in good faith compliance with the provisions of the AJCA.

Directors' Retirement Plan. At its meeting the Board elected to cease any future benefit accruals under this plan, which provided for annual accruals for non-employee directors in the amount of $1,000 for each year of service on the board, with benefits to be paid out upon retirement from the Board. All accruals under the plan for services rendered through December 31, 2004 will be distributed to participants upon retirement from the Board in accordance with the terms of the plan. A compensating increase in director fees, beginning in 2005, was approved in lieu of any further accruals under the plan.

Executive Officer Incentive Plan. At its meeting the Board approved a change to a portion of the formula for calculation of bonus compensation for executive officers, beginning with bonuses earned in 2005. The Board also adopted a requirement that such bonuses be paid out within two and one-half months after the end of the year in which the bonus is earned.

In previous years the Company has utilized the annual year-end rating of its wholly-owned subsidiary, Community National Bank (the "Bank"), issued by IDC Financial Publishing, Inc. ("IDC") to determine the amount of the pool of funds (if any) available under the plan for payment of executive officer bonuses. However, IDC does not issue its year-end ratings until the second quarter of the following year, resulting in a delay in calculation and payment of executive bonuses under the plan. In order to avoid possible characterization of the bonus payments as deferred compensation under the AJCA as a result of the delay in payment, the Board has decided to use the Bank's September 30 IDC rating, rather than the year-end rating for purposes of its bonus calculation for executive officers. That change will permit executive bonuses to be calculated and paid within two and one-half months after the end of the year, thereby avoiding treatment of the bonuses as deferred compensation under the AJCA.

The executive officer incentive plan is part of a larger plan that also provides for bonus compensation to non-executive officers and certain exempt employees under a separate bonus calculation formula. No changes were required to that portion of the plan in order to comply with the AJCA. However, the Board did adopt certain changes to the formula for calculation of bonuses for non-executive officers and exempt employees.

The plan is not currently set forth in writing; however, the Board will adopt a written plan document on or before December 31, 2006. A description of the terms of the plan, as amended by the Board, is set forth as Exhibit 10.1 to this Report.

Item 9.01. Financial Statements, Proforma Financial Information and Exhibits.

(c) Exhibits.
The following exhibit, referred to in Item 8.01 of this report, is filed, herewith:

Exhibit 10.1. Description of Officer Incentive Plan (as amended, December 13, 2005)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: December 19, 2005	/s/ Stephen P. Marsh
Stephen P. Marsh,
President & Chief Operating Officer (Chief Financial Officer)